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January 2003

                                                                      Exhibit 99

                       PRUDENTIAL SECURITIES INCORPORATED

        THE 2003 PRUDENTIAL FINANCIAL STOCK PURCHASE PROGRAM FOR ELIGIBLE EMPLOYEES OF PRUDENTIAL SECURITIES INCORPORATED PARTICIPATING IN
               VARIOUS PRUDENTIAL SECURITIES INCORPORATED PROGRAMS

   Adopted by the Board of Directors of Prudential Securities Incorporated on
                               January 7, 2003

                               Article I. PURPOSES

          Section 1.1 The purposes of The 2003 Prudential Financial Stock Purchase Program For Eligible Employees Of Prudential Securities Incorporated Participating In Various Prudential Securities Incorporated Programs (the "Program") are (a) to provide Participants (as defined below) with an opportunity to acquire an ownership interest in Prudential Financial, Inc. ("Prudential Financial") by allowing them to authorize a payroll deduction to purchase Prudential Financial Restricted Shares (as defined below) in accordance with the terms of this Program, (b) to foster and promote the long-term financial success of Prudential Financial and Prudential Securities Incorporated ("PSI") by aligning employee interests with that of Prudential Financial and PSI through the use of matching contributions and awards in the form of Prudential Financial Restricted Shares and (c) to increase materially stockholder value by
(i) motivating superior performance by Participants and (ii) enabling PSI to retain the services of outstanding employees upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent. The Program is not required to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is not subject to the provisions of the Employee Retirement Income Securities Act of 1974, as amended ("ERISA").

                           Article II. ADMINISTRATION

          Section 2.1 The Director of Human Resources of PSI or his designee (the "Administrator") shall be responsible for the administration of the Program. Any authority exercised by the Administrator under the Program shall be exercised by the Administrator in his sole discretion. Subject to the terms of the Program, the Administrator is authorized to prescribe, amend and rescind rules and regulations relating to the administration of the Program, to provide for conditions and assurances deemed necessary or advisable to protect the interests of Prudential Financial, PSI and their affiliates, and to make all other determinations necessary or advisable for the administration and interpretation of the Program (including any transition or other rules applicable to an "Amended Eligible Program" as defined in Article V hereof) or to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Administrator pursuant to the provisions of the Program shall be final, binding and conclusive for all purposes and upon all persons.

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                           Article III. PARTICIPATION

          Section 3.1 Each person who is a participant in any of those programs of PSI that were identified to the Board of Directors of Prudential Financial in connection with its approval of the registration of Prudential Financial Stock for purposes of this Program (each, an "Eligible Program"), who is an employee of PSI at the date (a) on which deferral elections may be made in accordance with the terms of the Program (the "Deferral Election Date") and/or (b) awards may be granted (the "Award Grant Date") and in whose name an account is maintained in connection with such Eligible Program an ("Eligible Program Account") may participate in this Program (each such participant, a "Participant").

          Article IV. OFFERS OF PRUDENTIAL FINANCIAL RESTRICTED SHARES

          Section 4.1 Deferral Election.

          (a) Election. Subject to the terms and conditions of this Program, during any election period specified by the Administrator (the "Election Period"), any Participant may, by written election (including an electronic election) (a "Deferral Election") to PSI in form and substance satisfactory to PSI, (1) direct the deferral of his eligible earnings (as defined in the Eligible Program) to acquire shares of the Prudential Stock Index Fund ("Fund Shares"), the Fixed Income Option ("Fixed Income Option") then available under the Program, and/or shares of Common Stock of Prudential Financial, par value $.01 per share, listed on the New York Stock Exchange under the symbol "PRU" ("Prudential Financial Stock"), which shall be held in such Participant's Eligible Program Account through the conclusion of the applicable Restricted Periods (as defined in the Eligible Program) or (2) periodically redirect future investments and/or rebalance between current investment options (excluding Prudential Financial Stock constituting PSI's matching contribution(s) and/or award(s)), as set forth in the Eligible Program. Participants may make a Deferral Election by completing the Eligible Program Enrollment Form and/or Deferral Election Form online. Notwithstanding the foregoing, each such Participant must also sign and return to the Administrator a hard copy of a completed Representations, Warranties and Acknowledgments form. The Deferral Election must be completed and the Representations, Warranties and Acknowledgments form must be sent to PSI by the 20th of the month following the Election Period (or such other date as designated in the Eligible Program) in order to be effective. The last Deferral Election received from a Participant during the Enrollment Period and/or Election Period shall become irrevocable upon the expiration of the Election Period. Each Participant who makes a Deferral Election shall be notified by the Administrator whether and to what extent such election has been accepted not later than the end of the month following the Election Period.

          (b) Percentage Eligible Earnings Subject to Election. Each Participant may elect to defer any percentage between five percent (5%) and twenty-five percent (25%) of eligible earnings.


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          Section 4.2 Award Grants.

          Subject to the terms and conditions of this Program, during any period specified by the Eligible Program, a Participant may qualify for an Award in the form of Prudential Financial Restricted Shares, which shall be subject to such terms and conditions (including forfeiture and transfer restrictions) as set forth in the Eligible Program. Prudential Financial Stock granted to a Participant pursuant to such Award shall be held in the Participant's Eligible Program Account through the conclusion of the applicable Restricted Periods (as defined in the Eligible Program). Notwithstanding the foregoing, any such Award shall be cancelled and Prudential Financial Stock shall not be transferred to the Eligible Program Account of any Participant who has not signed and returned to the Administrator a hard copy of a completed Representations, Warranties and Acknowledgments form in accordance with the requirements of the Eligible Program.

          Section 4.3 Establishment and Operation of the Fixed Income
Investment.

          (a) Participants Authorize Agency Agreement. Any Fixed Income Option under an Eligible Program that is required to be held by an agent shall be authorized pursuant to an agency agreement (the "Agency Agreement") with the agent thereof (the "Agent") and PSI as parties thereto. The Agent shall hold assets for the sole benefit of the Participants. Each Participant who elects to participate in the Program shall be deemed to have directed PSI to enter into the Agency Agreement on his behalf. PSI shall, on behalf of each Participant who has designated the Fixed Income Option in any Election filed with PSI approved by the Administrator, record in such Participant's Eligible Program Account such Participant's interest in the Fixed Income Option which shall be valued as provided in the Eligible Program. No Participant may sell, assign, transfer, encumber, grant any option on or any other interest in the Fixed Income Option held by such Participant and any such sale, assignment, transfer, encumbrance, grant, or other disposition shall be void ab initio.

          (b) Agent May Be Affiliate of PSI. The Agent shall not be required to be independent of PSI and its affiliates. Although legal title to the Fixed Income Option would he held by the Agent, the Agent would act only upon the direction of Participants acting through PSI, and would have no discretionary authority under the Agency Agreement. Each Participant in the Program shall be deemed to have authorized the Agent to take such actions as described in the Eligible Program.

          (c) Maintenance of Fixed Income Option. The Fixed Income Option shall be paid in cash in accordance with the terms and conditions (including the forfeiture and transfer restrictions) of the Eligible Program. If the Fixed Income Option is terminated, the liquidation proceeds will be applied evenly to purchase Fund Shares and Prudential Financial Stock for such Participant's Eligible Program Account, subject to the forfeiture and transfer restrictions of the Eligible Program.


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          (d) Agent's Expenses. PSI will pay the fees and expenses of the Agent under the Agency Agreement.

          (e) Restrictions; Potential Forfeiture. The Deferral Account (as defined in the Eligible Program) and all securities, cash or other property held in the Participant's Eligible Program Account shall be subject to potential forfeiture and transfer restrictions as set forth in the Eligible Program.

          Section 4.4 Dividends and Voting. Prior to the Distribution Date, each Participant shall be entitled to vote Prudential Financial Stock and Fund Shares held in such Participant's Eligible Program Account. Each Participant with an interest in the Fixed Income Option held pursuant to the Agency Agreement shall also have such voting rights (if any) as are described in the Eligible Program. Additionally, each Participant shall receive dividends or other distributions (if any) when made by the Fund or Prudential Financial as the case may be, or to receive any earnings earned in respect of any assets held in such Participant's Eligible Program Account. However, as a condition of participation in this Program, such dividends, distributions and earnings shall be subject to the forfeiture and transfer restrictions of the Eligible Program.

          Section 4.5 Termination of Employment. The Participant shall be subject to forfeiture and transfer restrictions applicable to such Participant's Fund Shares, Prudential Financial Restricted Shares and/or interest in the Fixed Income Option as set forth in the Eligible Program. Any forfeited Prudential Financial Restricted Shares shall revert to The PSI Programs L.L.C.

          Section 4.6 Beneficiaries. The Participant's designation of a beneficiary or beneficiaries in accordance with the procedures applicable to the Eligible Program will govern with respect to Fund Shares, Prudential Financial Restricted Shares, the interest in the Fixed Income Option and/or cash or other property held in such Participant's Eligible Program Account under this Program that become transferable upon death.

               ARTICLE V. AMENDMENT, MODIFICATION, OR TERMINATION

          Section 4.7 PSI, through its Board of Directors, acting in its sole and absolute discretion, without notice to or consent of any Participant or beneficiary, reserves the right to amend, modify, restate, suspend or terminate the Program or any Eligible Program at any time, in whole or in part provided that neither amounts then credited to a Participant's Deferral Account nor the Participant's Eligible Program Account or the number of Prudential Financial Restricted Shares issuable under any Award for which all terms and conditions of such Award have been satisfied are reduced. Upon any amendment, modification or restatement of an Eligible Program (each, an "Amended Eligible Program"), the Board of Directors of PSI may prescribe transition or other rules governing Deferral Election, Award or other provisions applicable to such Amended Eligible Program.


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                           Article VI. MISCELLANEOUS

          Section 6.1 Claims Procedure; Arbitration; Choice of Law. A Participant and any beneficiaries designated by the Participant (each, a "Claimant") may claim a benefit under the Program by making a written request to the Administrator. The Administrator shall furnish the Claimant with a written response within a reasonable time. A Claimant may request PSI's Deferred Compensation Committee (the "Committee") to review a denied claim for benefits under the Program within a reasonable time not to exceed ninety (90) days after the receipt by the Claimant of written notice of denial of a claim. After exhaustion of the remedy provided to Claimants by the Administrator and the Committee, any unresolved controversy or dispute arising under the Program shall be submitted to and settled by arbitration in accordance with the then-prevailing Constitution and Rules of the New York Stock Exchange, Inc. or of the National Association of Securities Dealers, Inc. Such arbitration will be conclusive and binding. Judgment based upon the decision of the arbitrators may be entered in any court having competent jurisdiction thereof. The Program shall be governed by, and construed and enforced in accordance with the substantive and procedural laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

          Section 6.2 Compliance with Applicable Laws, Etc. The Program (and the execution of all transactions contemplated hereby) and the obligations of PSI and the Agent under the Program shall be subject to all applicable foreign, Federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which Prudential Financial Stock is listed. PSI may postpone any of its obligations hereunder, the purchase, issuance or delivery of Prudential Financial Restricted Shares under the terms hereof or any other action permitted under the Program to permit PSI, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Prudential Financial Stock or other required action under any foreign, Federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Prudential Financial Restricted Shares in compliance with applicable laws, rules, and regulations. PSI shall not be obligated by virtue of any provision of the Program to otherwise purchase, sell or issue Prudential Financial Stock in violation of any such laws, rules, or regulations.

          Section 6.3 No Guarantee of Employment. Nothing contained in the Program or any Eligible Program shall be construed as a contract of employment between PSI and any Participant or as creating any right of a Participant to continue in the employment of PSI or any of its affiliates for a particular length of time. A Participant shall continue to be an "employee-at-will," meaning that a Participant may resign at any time and PSI may terminate a Participant's employment at any time, with or without reason or notice.


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          Section 6.4 Participant Expenses. Expenses incurred by Participants and/or their beneficiaries in connection with any controversy or dispute arising under the Program, including, but not limited to, legal fees and disbursements, shall be borne by such Participants and/or their beneficiaries.

          Section 6.5 Validity. Any provision or portion of a provision of the Program deemed to be in violation of any law or regulation in a particular jurisdiction shall be void and of no effect, and shall not affect the continued validity of any other provision of the Program, which shall remain in full force and effect in such jurisdiction; provided further that any deemed invalidity of a provision in a particular jurisdiction shall not affect the validity of such provision (or the continued validity of any provision of the Program) in any other jurisdiction. The obligations of PSI under the Program shall be binding upon its assignee(s), any successor corporation or organization resulting from the merger, consolidation or other reorganization or from any reincorporation or change of name of PSI or upon any change in control.

          Section 6.6 Headings. Paragraph titles contained herein are inserted as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of the Program or any provision.

          Section 6.7 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Program shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

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